CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of our consent dated October 20, 2000 appearing in the Alpha Fibre, Inc. Form 8-K, filed October 23, 2000. We also consent to the reference to us under the heading "Exhibits" in such Current Report.

  NADEAU & SIMMONS, P.C.

  /s/ Nadeau & Simmons, P.C.

  By:_______________________


  Providence, RI